Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2002 Incentive Stock Plan of Golfsmith International Holdings, Inc. of our report dated February 21, 2004 (except for matters disclosed in Note 21, as to which the date is December 3, 2004), with respect to the consolidated financial statements of Golfsmith International Holdings, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 3, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Austin, Texas December 16, 2004